Exhibit 10.21

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter “Agreement”) is hereby entered into effective as of January 27, 2024 between ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. (hereinafter “the Company”) and ROBERT J. SARLLS (hereinafter “Mr. Sarlls”), who are collectively referred to herein as the “Parties.” As set forth in more detail below, by signing this Agreement, Mr. Sarlls understands that he, among other things, is giving up claims (both known and unknown) he might have against the Company, is releasing the Company from all liability, and is agreeing not to file a lawsuit of any kind against the Company. In consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.
Effective as of January 27, 2024, the Company has involuntarily terminated the employment of Mr. Sarlls without Cause (as defined in the employment agreement between the Company and Mr. Sarlls dated May 3, 2022) (the “Employment Agreement”). In accordance with the Employment Agreement, Mr. Sarlls hereby resigns from the Company’s Board of Directors, and any positions held with any affiliates of the Company, effective as of January 27, 2024.
2.
In full and complete settlement of these matters, the Company agrees to provide the following payments and benefits to Mr. Sarlls in accordance with the terms of the Employment Agreement:
(a)
Base salary continuation for a period of fifteen (15) months on the Company’s regular payroll schedule, commencing with the first paydate following January 27, 2024 (i.e., February 6, 2024) and ending on April 29, 2025. As of January 27, 2024, Mr. Sarlls’ annual base salary is $390,000, and therefore, the gross amount of each salary continuation payment will be $15,000. As set forth in the Employment Agreement, no payments of base salary will be made until April 2, 2024, which is the first paydate occurring after the sixty (60)-day period following January 27, 2024. Payments of base salary that would have been made on the regular payroll schedule during this sixty (60) day period (gross amount of $60,000) shall be made on April 2, 2024, along with the $15,000 (gross amount) otherwise payable on that date. The total amount of the base salary continuation payments under this Section 2(a) is $495,000.
(b)
Accrued unused PTO in the gross amount of $37,500 payable on the February 7, 2024 paydate.
(c)
If Mr. Sarlls elects COBRA health coverage continuation, the Company will reimburse Mr. Sarlls for, or pay directly, the premium charged for such coverage, until the earliest to occur of (i) January 27, 2025, (ii) the date on which Mr. Sarlls obtains health insurance coverage from another source, or (iii) the date on which Mr. Sarlls ceases to be eligible for COBRA health coverage continuation.

Mr. Sarlls agrees that he is not otherwise entitled to the payments and benefits described in Sections 2(a), and (c) above unless he signs this Agreement and does not revoke it within the revocation period described in Section 22. Mr. Sarlls further agrees that, except as provided in this Agreement, he is not entitled to any compensation, payments, reimbursement, equity, stock, options, benefits or remuneration in any form from the Company or any Releasee (as defined below), including but not limited to any portion of the annual cash incentive award for the fiscal year ending February 29, 2024, and that he has forfeited all of his outstanding nonvested equity awards, which are as follows:

i.
11,528 Time-Vested Stock Options granted May 9, 2022. (A total of 27,668 Time-Vested Options were granted on this date, of which 16,140 have vested and remain exercisable in accordance with their terms, subject to the terms of the stock option agreement regarding expiration of unexercised vested stock options following termination of employment.)
ii.
27,130 Time-Vested Restricted Stock Units granted August 11, 2023.
iii.
42,391 Performance-Vested Restricted Stock Units granted August 11, 2023.
3.
Mr. Sarlls waives any right to future employment with the Company or any of its parents, subsidiaries, affiliates, or successors. Mr. Sarlls further agrees never to apply for, seek, or pursue employment at, or election or appointment to the board of directors of, the Company or any such related entities, and agrees that the Company or such related entities has no obligation to consider any such application.
4.
Mr. Sarlls agrees that upon the separation of his employment with the Company, he will surrender, to the best of his abilities, to the Company every item and every document that is the Company’s property (including but not limited to keys, credit cards, records, computers, peripherals, computer files or storage media, notes, memoranda, models, inventory and equipment) or contains Company information, in whatever form. All of these materials are the sole and absolute property of the Company.
5.
All reference requests from Mr. Sarlls’s prospective employers shall be made in writing addressed to the attention of the Chair of the Company’s Board of Directors, and shall include a written authorization signed by Mr. Sarlls for the release of the information. The Company will provide to prospective employers Mr. Sarlls’s dates of employment, job title, and last annual compensation. Mr. Sarlls hereby acknowledges that the Confidential and Proprietary Information, Inventions Assignment, Restrictive Covenant and Arbitration Agreement between him and the Company shall remain in effect in accordance with its terms.
6.
Mr. Sarlls will cooperate with any reasonable request by the Company in connection with any matter with which he was involved or any existing or potential claim, investigation, administrative proceeding, lawsuit or other legal or business matter that arose during his employment by the Company.
7.
Mr. Sarlls agrees that, to the maximum extent permitted by law, and in consideration of the payments and consideration described herein, he will, and hereby does, forever and irrevocably release and discharge the Company, its officers, directors, employees, independent contractors, agents, affiliates, parents, subsidiaries, divisions, predecessors, employee benefit plans, purchasers, assigns, representatives, successors and successors in interest (herein collectively referred to as “Releasees”) from any and all claims, causes of action, damages of any kind, obligations, contracts, promises, expenses, costs, attorneys’ fees, compensation, and liabilities, known or unknown, whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction on or before the date of this Agreement, including without limitation his employment and separation of employment from the Company. This waiver and release does not apply to any claim that may arise after the date that Mr. Sarlls signs this Agreement. THIS IS A GENERAL RELEASE. Mr. Sarlls expressly acknowledges that this General Release includes, but is not limited to, Mr. Sarlls’s intent to release the Company from any claim relating to his employment at the Company, including, but not limited to, tort and contract claims, wrongful discharge claims, pension claims, employee benefit claims, severance benefits, statutory claims, compensation claims, claims for damages, claims under any state, local or federal wage and hour law or wage payment or collection law, and claims of discrimination, retaliation or harassment based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, sexual orientation, genetic information or any other protected basis, or any other claim of employment discrimination, retaliation or harassment under the Age Discrimination In Employment Act (29 U.S.C. §§ 626 et seq., “ADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et m.), and any other law, statute, regulation or ordinance of any kind, including those prohibiting employment discrimination or governing employment. The Parties agree that this General Release provision, and the covenant not to sue provision below, survive and remain in full force and effect in the event the Company or any Releasee institutes an action or proceeding against Mr. Sarlls for breach of any provision of this Agreement.
8.
Mr. Sarlls represents and agrees that he has not, by himself or on his behalf, instituted, prosecuted, filed, or processed any litigation, claims or proceedings against the Company or any Releasees. Mr. Sarlls agrees, to the maximum extent permitted by law, not to make or file any lawsuits, complaints, or other proceedings against the Company or any Releasee or to join in any such lawsuits, complaints, or other proceedings against the Company or Releasees concerning any matter relating to his employment with the Company or that arose on or prior to the date of this Agreement. Nothing in this Agreement prohibits Mr. Sarlls from filing a charge with any government administrative agency (such as the Equal Employment Opportunity Commission), or from testifying, assisting or participating in an investigation, hearing or proceeding conducted by such agency; however, Mr. Sarlls waives the right to receive any individualized relief, such as reinstatement, backpay, or other damages, in a lawsuit or administrative action brought by Mr. Sarlls or by any government agency on his behalf. Mr. Sarlls agrees that if there is any complaint filed in any court or arbitral forum which seeks reinstatement, damages or other remedies for Mr. Sarlls relating to any claim that is covered by this Agreement, Mr. Sarlls will immediately file a dismissal with prejudice of such claim or remedy.
9.
Mr. Sarlls further agrees and covenants that, to the maximum extent permitted by law, he will not and has not, encourage or voluntarily assist or aid in any way others in making or filing any lawsuits, complaints, or other proceedings against the Company, or any other Releasee.
10.
Nothing in this Agreement prevents Mr. Sarlls from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Mr. Sarlls has reason to believe is unlawful.

11.
Mr. Sarlls acknowledges and declares that he has been fully compensated for all work performed and time he has worked while employed by the Company, and that he is not owed any compensation, wages, salary, payments, bonus, equity interest, remuneration or income from the Company of any kind, including, but not limited to amounts under his Employment Agreement with the Company, except as provided in this Agreement.
12.
The Parties further agree that, in entering into this Agreement, the Company is expressly relying on the foregoing representations by Mr. Sarlls, and that Mr. Sarlls is expressly relying on the foregoing representations of the Company. The Parties further agree that the representations made by each party in the proceeding sections are admissions by each party and are admissible, if offered by the Company or Mr. Sarlls, as a sworn statement of fact by the Company or Mr. Sarlls in any proceeding between the Parties.
13.
The Parties agree that the above-mentioned consideration is not to be construed as an admission of any wrongdoing or liability on the part of the either Party under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by the Parties.
14.
Mr. Sarlls agrees that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render Mr. Sarlls a prevailing party for any reason, including but not limited to an award of attorney’s fees, expenses or costs under any statute or otherwise.
15.
Mr. Sarlls agrees that, to the maximum extent permitted by law, the terms of this Agreement and the negotiations in pursuance thereof are strictly confidential and shall not be disclosed, and have not been disclosed, to any person or entity. Mr. Sarlls may disclose the Agreement to his attorneys, accountants and tax advisors who, as agents and representatives of Mr. Sarlls, also must keep the terms of this Agreement strictly confidential.
16.
Mr. Sarlls agrees that, to the maximum extent permitted by law, he will not and has not, by any verbal, written or electronic expression or communication (including use of any social or professional networking websites and/or blogs), or by any deed or act of communication, disparage, criticize, condemn or impugn the Company or Releasees, or their reputation or character, or any of their actions, services, products, writings, policies, practices, procedures or advertisements.
17.
Mr. Sarlls agrees that a violation or breach of his duties, obligations or covenants in this Agreement by Mr. Sarlls will support a cause of action for breach of contract, and will entitle the Company to recover damages flowing from such breach, specifically including, but not limited to, the recovery of any payments made to Mr. Sarlls under this Agreement, to stop any payments or obligations owing under this Agreement, to recover the costs and attorneys’ fees the Company incurs to recover under this Section 17 and to obtain injunctive, monetary or other relief permitted by law. It is expressly agreed that the non-exclusive damages set forth above in this Section 17 in the event of a breach are not a penalty, but are fair and reasonable in light of the difficulty of proving prejudice to the Company in the event of such a breach.

18.
The Parties further agree that this Agreement shall be binding upon and inure to the benefit of the personal representatives, heirs, executors, and administrators of Mr. Sarlls and the heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, divisions, officers, purchasers, agents, assigns, representatives, directors and employees of the Company, that this Agreement contains and comprises the entire agreement and understanding of the Parties, that there are no additional promises, contracts, terms or conditions between the Parties other than those contained herein, and that this Agreement shall not be modified except in writing signed by each of the Parties hereto.
19.
The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Colorado regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. The Parties agree that the state courts of the State of Colorado and, if the jurisdictional prerequisites exist, the United States District Court for the District of Colorado, shall have sole and exclusive jurisdiction and venue to hear and determine any dispute or controversy arising under or concerning this Agreement. Mr. Sarlls and the Company hereby waive trial by jury as to any and all litigation arising out of and/or relating to this Agreement.
20.
If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.
21.
Mr. Sarlls understands that he has twenty-one (21) days from the date of his receipt of this Agreement, which was January 31, 2024, to consider his decision to sign it, and that he may unilaterally waive this period at his election. Mr. Sarlls’s signature on this Agreement constitutes an express waiver of the twenty-one (21) day period if affixed prior to the expiration of that period. By signing this Agreement, Mr. Sarlls expressly acknowledges that his decision to sign this Agreement was knowing and voluntary and of his own free will. The Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this time period.
22.
Mr. Sarlls acknowledges that he may revoke this Agreement only as it pertains to claims under the ADEA for up to and including seven (7) days after his execution of this Agreement, and that the aspects of this Agreement regarding his release of claims under the ADEA shall not become effective until the expiration of seven (7) days from the date of his execution of this Agreement. This provision regarding revocation shall have no effect on the validity and enforceability of any other term, condition or provision of this Agreement, which becomes effective when signed. In the event that Mr. Sarlls revokes this Agreement as it pertains to claims under the ADEA, the Parties agree that, in lieu of the payments and benefits set forth in Sections 2(a) and (c) above, the Company will pay to Mr. Sarlls a lump sum of $5,000.00 (Five Thousand Dollars), less all lawful deductions, the adequacy of which is hereby acknowledged. Mr. Sarlls accordingly agrees that, in the event he revokes this Agreement as it pertains to claims under the ADEA, all other provisions of this Agreement (including without limitation the release provisions in Section 7) are independently supported by adequate consideration and are fully enforceable. Mr. Sarlls expressly agrees that, in order to be effective, his revocation pursuant to this Section 22 must be in writing and must actually be received by Mr. Jeffrey R. Geygan, Chair of the Board of

Directors of the Company, by 5:00 p.m. Mountain Time on or before the seventh day following his execution of this Agreement.
23.
The Parties agree that, to the extent that any provision of this Agreement is determined to be in violation of the Older Workers Benefit Protection Act (“OWBPA”), it should be severed from the Agreement or modified to comply with the OWBPA, without affecting the validity or enforceability of any of the other terms or provisions of the Agreement.
24.
The Company hereby advises Mr. Sarlls to consult with an attorney prior to executing this Agreement.
25.
Mr. Sarlls acknowledges, certifies and agrees: (a) that he has carefully read this Agreement and understands all of its terms; (b) that he had a reasonable amount of time to consider his decision to sign this Agreement; (c) that in executing this Agreement he does not rely and has not relied upon any representation or statement made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement; (d) that he enters into this Agreement voluntarily, of his own free will, without any duress and with knowledge of its meaning and effect; (e) that he is not owed any wages by the Company for work performed, whether as wages or salary, overtime, bonuses or commissions, or for accrued but unused paid time off, and that Mr. Sarlls has been fully compensated for all hours worked; (f) that Mr. Sarlls is not aware of any factual basis for a claim that the Company has defrauded the government of the United States or of any State; (g) that Mr. Sarlls has incurred no work-related injuries; (h) that Mr. Sarlls has received all family or medical leave to which he was entitled under the law; and (i) that Mr. Sarlls has been and hereby is advised to consult with legal counsel of Mr. Sarlls’s choice prior to execution and delivery of this Agreement, and that Mr. Sarlls has done so or voluntarily elected not to do so. The Company is expressly relying on the foregoing representations and admissions by Mr. Sarlls, and the Parties agree that such representations are admissible, if offered by the Company, as sworn statements of fact by Mr. Sarlls in any proceeding between the Parties.
26.
This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. An originally executed version of this Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, JPEG, etc.) and then delivered by one party to the other party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature. In addition, an originally executed version of this Agreement that is delivered via facsimile by one party to the other party as evidence of signature shall, for all purposes hereof, be deemed an original.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

/s/ Robert J. Sarlls Robert J. Sarlls	02/01/24 Date
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. /s/ Jeffrey R. Geygan Jeffrey R. Geygan, Chair, Board of Directors	01/27/24 Date